Exhibit 4.1

OPTION AGREEMENT

THIS AGREEMENT is made as of the 18th day of March, 2004.

BETWEEN:

Russel Renner, James Bond and Rudolf Wahl
(hereinafter together called "the Optionor")

OF THE FIRST PART

AND:

TCH Minerals Inc. a British Columbia company, having its head office at Suite 305, 595 Howe Street, Vancouver, British Columbia V6C 2TS
(hereinafter called "the Optionee")

OF THE SECOND PART

WHEREAS:

A. The Optionor is the owner of those blocks of mineral claims described in Schedule A hereto (the "Property")

B. The Optionee has agreed to acquire an option on the Property on the terms herein contained.

NOW THEREFORE THIS AGREEMENT WITNESSES that in consideration of the mutual covenants and agreements herein contained and subject to the terms and conditions hereafter set out, the parties hereto agree as follows:

1. GRANT OF OPTIONS

1.01 The Optionor hereby grants to the Optionee an option (the "Option") to purchase a 100% interest in the Property, exercisable up to July 31, 2007 and will issue to the Optionor 20,000 shares of the Optionee immediately following receiving a receipt for its prospectus.

1.02 The Optionee will pay to the Optionor for the grant of the opinion the sum of $2,000 on the date of execution of this option agreement. In addition, in order to maintain the Option in good standing the Optionee will:

(a) pay to the Optionor the sum of $5,000 on July 31, 2004 and issued 20,000 shares of the Optionee immediately following the Optionee commencing public trading.

(b) make the following payments to the Optionor and deliver the following shares of the Optionee to the Optionor

Date	Cash	Shares
July 31, 2045	10,004	20:000
July 31, 2006	$10,000	20,000
July 31,'2007	$20,000

(c) make all expenditures required to maintain such Property is good standing in accordance with the laws of Ontario during the term of this Option Agreement;

(d) at all times during commercial production of diamonds from the Property pay to the Optionor 2% of Net Returns from the Property as defined in and on the terms set out in Schedule B to this Option Agreement.

Notwithstanding the dates set out for delivery of shares of the Optionee set out in clause (b), the Optionee's obligation to deliver shares will be postponed until the Optionee has received a receipt for a prospectus from a Canadian securities regulator.

2. OPTION ONLY

2.01 This Option Agreement represents an option only, and after the Optionee has delivered to the Optionor the consideration set out 1.02(a), the Optionee shall be under no further obligation to the Optionor and may discontinue its option in respect of the Property at any time by giving notice of discontinuance to the Optionor. No act done or payment made by the Optionee hereunder shall obligate the Optionee to do any further act or make any further payment.

3. EXERCISE OF OPTION

3.01 The Optionee may exercise this option by making the payments and performing the additional obligations set out in clauses 1.01 a) to (c) above. Alternatively, at any time prior to any of the dates set out in paragraph 1.01 (b) above the Optionor may purchase the Property by paying to the Optionor all of the cash and share consideration remaining to be paid for the balance of the term of the Option.

4. CONDITIONS PRECEDENT

4.01 The obligations of each of the parties under this Option Agreement are subject to the receipt of all required approvals to the transactions contemplated by this Option Agreement from the TSX Venture Exchange (the "TSX").

5. RIGHT OF ENTRY

5.01 During the currency of this Option Agreement, prior to exercising the Option the Optionee, its, servants, agents and workmen and any persons dilly authorized by the Optionee, shall have the unrestricted right of access to and from the Property and to;

(a) enter upon the Property;

(b) have exclusive and quiet possession of the Property; and

(c) conduct mineral exploration and development on the Property.

6. REPRESENTATIONS AND WARRANTIES OF THE OPTIONOR

6.01 The Optionor hereby represents and warrants to the Optionee that:

(a) the Optionor has tire full right title and intetest in and to the Property free and clear of all liens charges and encumbrances and interests of other parties;

(b) all assessment work required to be filed against and all taxes required to be paid to the date of this Option Agreement in respect of the Property have been filed and paid;

(c) there is no litigation or administrative or governmental proceeding or enquires pending or to the knowledge of the Optionor, threatened, relating to the Optionor, the Optionor's business or the Property; nor does the Optionor know of or have any reasonable grounds for believing that there is any basis for any such actions, proceedings or enquiries:

(d) no proceedings are pending for and the Optionor is unaware of any basis for the institution of any proceedings which could lead to the placing of the Optionor bankruptcy or subject the Optionor to any other laws governing the affairs of insolvent persons and:

(e) The entry into this Option Agreement by the Optionor will not cause or constitute a breach of any other agreement to which the Optionor is a party or may be bound, and will not constitute a violation of any order, rule or regulation which has or may have an effect on the Optionor.

6.02 The representations and warranties hereinbefore set out are conditions upon which the Optionee has relied in entering into this Option Agreement and shall survive the exercise of the Option and the Optionor will indemnify and save the Optionee harmless from all loss, damage, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this Option Agreement.

7. REPRESENTATIONS AND WARRANTIES OF THE OPTIONEE

7.01 The Optionee represents and warrants to the Optionor, that:

(a) it has full corporate power and authority to enter into this Option Agreement;

(b) the entering into of this Option Agreement does not conflict with any applicable laws or with its charter documents nor does a conflict with, or result in a breach of, or accelerate the performance required by any contract or other commitment to which it is party or by which it is bound.

7.02 The representations and warranties hereinbefore set out are conditions upon which the Optionor has relied in entering into this Option Agreement and shall survive exercise of the Option and the Optionee will indemnify and save the Optionor harmless all losses, damages, costs, actions and suits arising out of or in connection with any breach of any representation or warranty made by it and contained in this Option Agreement.

8. COVENANTS OF THE OPTIONOR

8.01 The Optionor hereby covenants with and to the Optionee that:

(a) it will, within 10 days of the execution and delivery of this Option Agreement provide the Optionee with all of the reports, maps, surveys, data and other information in its possession or under its control relating to the mineral potent of the Property; and

(b) during the existence of this Option Agreement not deal, or attempt to deal with its right, title and interest in and to the Property in any way that would or might affect the right of the Optionee to become vested of its interest in and to the Property, free and clear of any liens, charges and encumbrances except the interest of the Optionor;

(c) upon receipt by the Optionor of all of the payments and shares referred to in paragraph 1.02 above, the Optionor will convey title to the Property to the Optionee free and clear of all encumbrances except for the Net of Returns royalty.

9. COVENANTS OF THE OPTIONEE

9.01 The Optionee covenants and agrees with the Optionor that until the Option is exercised or terminated it shall:

(a) carry out and record or cause to be carried out and recorded all such assessment work upon the Property under option as may be required in order to maintain such Property in good standing at all times during the term of this Option Agreement;

(b) keep such Property clear of liens and other charges arising from its operations thereon;

(c) carry on all operations on such property in compliance with all applicable governmental regulations and restrictions;

(d) pay or cause to be paid any rates, taxes, duties, royalties, assessments or fees charged or levied with respect to such Property or the Optionee's operations;

(e) indemnify and hold Optionor harmless from any and all liabilities, costs, damages or charges arising from the failure of the Optionee to comply with the covenants contained in this article or otherwise arising from its operations on the Property;

(f) allow the Optionor to access at all reasonable times and intervals to all maps, reports, assay results and other factual technical data prepared or obtained by the Optionee in connection with its operations on the Property;

(g) use its best effects to file with, and have the TSX accept, this Option Agreement.

10. TERMINATION

10.01 If the Optionee fails to make any payment on fails to do any thing on or before the last day provided for such payment or performance under this Option Agreement, the Optionor may terminate this Option Agreement but only if:

(a) it shall have first given to the Optionee written notice of the failure containing particulars of the payment which the Optionee has not made or the act which the Optionee has not made or the act which the Optionee has not performed; and

(b) The Optionee has not, within thirty business days following delivery of the Optionor's notice, if the default relates to a cash payment, or sixty days for all other defaults, given notice to the Optionor that it has cured such failure.

Should the Optionee fail to deliver any notice provided or in subparagraph 10.01(b) within the time provided above, this Option Agreement shall be deemed to have terminated on the day following the last day provided for the payment or performance the failure of which by the Optionee caused the Optionor to issue the notice referred to in subparagraph 10.01(a) hereof.

10.02 Upon termination of this Option Agreement:

(a) the Optionee will deliver to the Optionor, within thirty days of the effective date of termination, copies of all maps, reports, assay results and other data and documentation relating to its operations on the Property;

(b) the Optionee will forfeit any and all interest in the Property hereunder and will cease to be liable to the Optionor in debt, damages or otherwise save for the performance of those of its obligations which were not satisfied on the effective date of termination; and

(c) the Optionee will vacate the Property within a reasonable time after such termination; and

(d) the Optionee will ensure that the Property will be in good standing with respect to assessment work for at least 12 months following termination.

11. INDEPENDENT ACTIVITIES

11.01 Except as expressly provided herein, each party shall have the free and unrestricted right to independently engage in and receive the full benefit of any and all business endeavours of any sort whatsoever, whether or not competitive with the endeavours contemplated herein without consulting the other or inviting or allowing the other to participate therein. No party shall be under any fiduciary or other duty to the other which will prevent it from engaging in or enjoying the benefits of competing endeavours within the general scope of the endeavours contemplated herein. The legal doctrines of "corporate opportunity" sometimes applied to persons engaged in a business arrangement or having fiduciary status shall not apply in the case ofany party.

12. CONFIDENTIALITY OF INFORMATION

12.01 Except as otherwise provided in this paragraph, all parties shall treat all data, reports, records and other information relating to this Option Agreement and the Property as confidential except to the extent that the Optionee must make disclosure in accordance with the requirements of the regulatory bodies to which it is subject.

13. DELAYS

13.01 If any party should be delayed in or prevented from performing any of the terms, covenants or conditions of this Option Agreement by reason of a cause beyond the control of such party, whether or not foreseeable, excluding lack of funds but including fires, floods, earthquakes, subsidence, ground collapse or landslides, interruptions or delays in transportation or power supplies, strikes, lockouts or other labour disruptions, wars, acts of God, government regulation (including currency control) or interference or the inability to secure on reasonable terms any private or public permits or authorizations, including those from securities regulatory bodies, unusually harsh or adverse weather conditions, native land claims and legal proceedings, then any such failure on the past of such party to so perform shall not be deemed to be a breach of this Option Agreement and the time within which such party is obliged to comply with any such term, covenant or condition of this Option Agreement shall be extended by the total period of all such delays. In order that the provisions of this article may become operative, such party shall give notice in writing to the other party, forthwith and for each new cause of delay or prevention and shall set out in such notice particulars of the cause thereof, and the day upon which the same arose, and shall take all reasonable steps to remove the cause of such delay or prevention, and shall give like notice forthwith following the date that such cause ceased to subsist.

14. ASSIGNMENT

14.01 The Optionee may dispose of all or any part of its interests in and to the Property this Option Agreement to any third party who will then be subject to the terms of this Agreement and responsible for performing the obligations of the Optionee hereunder in respect of the Property which are the subject of such assignment.

15. NOTICES

15.01 Any notice, election, consent or other writing required or permitted to be given hereunder shall be deemed to be sufficiently given if delivered or if mailed by registered air mail or by fax, addressed as follows:

In the case of the Optionor:

Russel Renner
Fax No.: 1-807-229-1498

In the case of The Optionee:

TCH Minerals Inc.
Suite 305 - 595 Howe Street
Vancouver, B.C. V6C 2T5
Attention: Robert Lipsett
Fax No.: 604-688-9727

and any such notice given as aforesaid shall be deemed to have been given to the parties hereto if delivered when delivered, or if mailed, on the third business day following the date of mailing, or, if faxed, on the next succeeding business day following the faxing thereof PROVIDED HOWEVER that during the period of any postal interruption in either the country of mailing or the country of delivery, and notice given hereunder by mail shall be deemed to have been given only as of the date of actual delivery of the same. Any party may from time to time by notice in writing change its address for the purpose of this paragraph.

16. GENERAL TERMS AND CONDITIONS

16.01 The parties hereto covenant and agree that they will execute such further agreements, conveyances and assurances as may be requisite, or which counsel for the parties may deem necessary to effectually carry out the intent of this Option Agreement.

16.02 This Option Agreement represents the entire understanding between the parties with respect to the subject matter hereof. No changes, alterations, or modifications of this Option Agreement shall be binding upon either party until and unless a memorandum in writing to such effect shall have been signed by both parties hereto.

16.03 The titles to the articles to this Agreement will not be deemed to form part of this Agreement but shall be regarded as having been used for convenience of reference only.

16.04 The schedules to this Option Agreement shall be construed with and as an integral part of this Option Agreement to the same extent as if they were set forth verbatim herein.

16.05 All references to dollars amounts contained in this Option Agreement are references to Canadian funds.

16.06 This Option Agreement shall be governed by and interpreted in accordance with the laws in effect in British Columbia, and is subject to the exclusive jurisdiction of the Courts of British Columbia.

16.07 This Option Agreement shall enure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

IN WITNESS WHEREOF this Option Agreement has been executed by the parties hereto as of the day and year first above written.

Russell Renner
/s/ Russell Renner

James Bond
/s/ James E. Bond II

Rudolf Wahl
/s/ Rudolf Wahl

TCH Minerals Inc.

/s/ Robert Lipsett

SCHEDULE A

PROPERTY

Province of Ontario
Walsh Township Claim
Claim Numbers 1248058
Consisting of 16 Units

SCHEDULE B

NET RETURNS INTEREST

In this Option Agreement the expression "Net Returns" shall mean:

(i) in the case of gold or silver process by refinery, an amount equal to the number of ounces credited to the Optionee by the refinery on the Final Settlement Date, multiplied by the price per ounce as given in the London P.M. fixing (for gold) and the Harmon base price (for silver) on the Final Settlement Date (which are deemed to have been received by the Optionee), less allowable deductions; or

(ii) in all other cases, the amount received by the Optionee from the purchase of the ores, minerals are other products less allowable deduction. Allowable deductions means, to be extent born or to be borne by the Optionor, all sales, severance and other similar taxes and duties (but excluding any taxes and net income), all charges for and taxes on transportation from the mine or if the ores are processed from a plant producing a concentrates or other saleable products, to the place of sale and all insurance and security costs and charges; all purchaser's smelting, refining and other treatment charges, all representation, assaying, and umpire costs and fees and marketing costs and commissions;

(iii) "Final Settlement Date" means the date on which refined gold or silver is available to the Optionor.